ARTICLES OF CORRECTION

For

Real Estate Contacts, Inc.

Name of Corporation as currently filed with the Florida Dept. of State
P05000037567
Document Number (if known)
Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the filed date of the document being corrected.
These articles of correction correct	Articles of Amendment to Articles of Incorporation
(Document Type Being Corrected)
Filed with the Department of State on	January 12, 2015
(File Date of Document)
Specify the inaccuracy, incorrect statement, or defect:
The Amendment did not state the provisions for implementing the amendment, as required by Florida Statute 607.1006(3).

Correct the inaccuracy, incorrect statement, or defect:
See Attached.

/s/Robert DeAngelis

(Signature of director president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of the receiver, trustee or other court appointed fiduciary, by that fiduciary)

Robert DeAngelis	Director President
(Typed or printed name of person signing)	(Title of person signing)

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

REAL ESTATE CONTACTS, INC.

Real Estate Contacts Inc., a corporation duly incorporated under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), hereby certifies as follows;

I.

The name of the Corporation is Real Estate Contacts, Inc.

II.

After the filing and effectiveness pursuant to the FBCA of these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation, at 12:01 AM on January 30, 2015 (the “Effective Time”), each ten (10) shares of the Corporation’s common stock, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time, shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interest as described below (the “Reverse Stock Split”).  No fractional shares of common stock shall be issued in connection with the Reverse Stock Split and any fractional share interest shall be rounded up to the nearest whole share.  Each certificate that, immediately prior to the Effective Time, represented shares of common stock (“Old Certificates”) shall thereafter represent that number of shares of common stock into which the shares of commons stock represented by the Old Certificate shall have been combined, subject to the rounding up of the fractional share interests as described above.

At the Effective Time of the Reverse Split, the authorized number of shares of common stock of the Corporation is reduced to 594,900,000 shares.  Article II of the Corporation’s Amended and Restated Articles of Incorporation dated March 1, 2007, is hereby amended to read in its entirety as follows:

ARTICLE II

The total number of shares this Corporation is authorized to issue is 595,000,000 (five hundred ninety five million), allocated as follows among these classes and series of stock:

Common Stock Class, par value $0.00001 per share, 594,900,000 shares authorized;

Preferred Stock Class, Series A par value $0.0001 per share, 10,000 shares authorized;

Preferred Stock Class, Series B par value $0.001 per share, 90,000 shares authorized.

The participating rights, relative rights, optional or other special rights, powers, designations, preferences, issuance rules, limitations, restrictions and qualifications for each of our classes of stock, as well as the authorized amounts for each, shall be determined, where actively or passively allowed by state and/or federal law, by the bylaws, as amended, as approved by a majority of the duly-elected Directors of the Corporation.

III

The amendment was adopted by the board of directors pursuant to Section 607.10025 of the FBCA, which provides that the board of directors may effect a combination of its shares by resolution, if the rights and preferences of the shareholders are not adversely affected.

IN WITNESS WHEREOF, Real Estate Contacts, Inc., has caused these Articles of Amendment to be signed by Robert DeAngelis, its Chairman and Chief Executive Officer, this 19th day of January 2015.

REAL ESTATE CONTACTS, INC.
By:	/s/Robert DeAnglis
Name: Robert DeAngelis Title: Chairman and Chief Executive Officer